Exhibit 4.14

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (“Second Amendment”) is made as of March 21, 2012, by and among Compuware Corporation (“Borrower”), the Lenders (as defined below) and Comerica Bank, as administrative agent for the Lenders (in such capacity, the “Agent”).

RECITALS

A.          Borrower entered into that certain Compuware Corporation Revolving Credit Agreement dated as of November 1, 2007 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), with Agent and the financial institutions from time to time signatory thereto (each, individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), under which Lenders extended (or committed to extend) credit to Borrower, as set forth therein.

B.           Borrower has requested that Agent and Lenders agree to make certain amendments to the Credit Agreement, and Agent and Lenders are willing to do so, but only on the terms and conditions set forth in this Second Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Borrower, Agent and Lenders agree as follows:

1.	Section 1.1 of the Credit Agreement is hereby amended, as follows:

(a)	The following definitions are hereby added to Section 1.1 as follows:

“Second Amendment” shall mean that certain Second Amendment to Credit Agreement dated as of March 21, 2012.

“Second Amendment Effective Date” shall mean the date upon which all requirements under Section 7 of the Second Amendment have been fully satisfied, as confirmed in writing by Agent.

(b)	The following definitions in Section 1.1 are hereby amended and restated in their entirety, as follows:

“Revolving Credit Aggregate Commitment” shall mean Three Hundred Million Dollars ($300,000,000), subject to reduction or termination under Sections 2.11, 2.14 or 9.2 hereof or increase under Section 2.13 hereof.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) March 21, 2017, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

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“Revolving Credit Optional Increase” shall mean an amount up to Two Hundred Million Dollars ($200,000,000), minus the portions thereof applied from time to time under Section 2.13 hereof to increase the Revolving Credit Aggregate Commitment.

(c)	Subsection (d) of the definition of “Permitted Acquisition” is amended to read as follows:

“(d)
In the case of any acquisition, the purchase price for which exceeds $50,000,000, Borrower shall have delivered to Agent not less than ten (10) days (or such shorter period of time agreed to by the Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with (i) Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition (including a term sheet or summary of terms and drafts of the acquisition agreement and any related documents, with the execution copies of such acquisition agreement and related documents (all consistent with the aforesaid term sheet or summary of terms) to be delivered to Agent promptly after closing), and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance reasonably satisfactory to the Agent, and (ii) evidence reasonably satisfactory to the Agent that as of the date of such acquisition, both before and after giving effect thereto, the Consolidated Total Leverage Ratio shall be at least .25 to 1.0 below the maximum level permitted by Section 7.9(b) as of such date, all determined on a pro forma basis reasonably acceptable to the Agent;”

2.	Section 2.13(a) of the Credit Agreement is amended to delete (in the first line thereof) the words “, on or before August 1, 2012”.

3.	Section 8.4(i) of the Credit Agreement is amended to read, in its entirety, as follows:

“(i)
(x) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party being assumed by the purchaser, provided however that (i) such Asset Sales occurred prior to the Second Amendment Effective Date and were made in compliance with this Agreement, as then in effect or (ii) the aggregate amount of such Asset Sales made on or after the Second Amendment Effective Date does not exceed Two Hundred Million Dollars ($200,000,000) during the remaining term of this Agreement and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (y) other Asset Sales approved by the Majority Lenders in their sole discretion;”

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4.	Section 8.5 of the Credit Agreement is amended to read in its entirety as follows:

“8.5  Restricted Payments.  Declare or make any distribution, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, or repurchase or redeem any of its Equity Interests (which shall also constitute “Distributions” hereunder), as applicable, except that:

(a)	each Credit Party may pay cash Distributions to the Borrower;

(b)
each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution;

(c)	Borrower may declare and pay dividends provided that both before and after giving effect to any such dividend, no Default or Event of Default shall have occurred and be continuing; and

(d)
Borrower may make Distributions in the form of repurchases or redemptions of its Equity Interests, provided that (i) both before and after giving effect to any such Distribution, no Default or Event of Default shall have occurred and be continuing, and (ii) in the case of any such Distribution(s) in excess of $50 million in the aggregate in any Fiscal Year, Borrower shall have furnished to the Agent not less than ten (10) days, nor more than twenty (20) days prior to such Distribution(s), evidence reasonably satisfactory to the Agent that, both before and after giving effect to such Distribution(s), the Consolidated Total Leverage Ratio shall be at least .25 to 1.0 below the maximum level permitted by Section 7.9(b) hereof as of the date of the applicable Distribution, all as determined on a pro forma basis reasonably acceptable to the Agent.”

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5.	Section 3.6(i) of the Credit Agreement is renumbered as Section 3.6(e).

6.
Concurrently herewith, Compass Bank, PNC Bank, National Association and The Huntington National Bank have executed and delivered to the Agent a New Lender Addendum whereby they became Lender parties to the Credit Agreement.

7.
Schedule 1.2 to the Credit Agreement is hereby replaced in its entirety with new Schedule 1.2 attached to this Second Amendment as Attachment 2.  The parties hereto acknowledge and agree that after giving effect to this Second Amendment, each Lender shall (i) have a Percentage equal to the applicable percentage set forth in Schedule 1.2 attached hereto as Attachment 2 and (ii) hold Advances of the Revolving Credit (and participation in Swing Line Advances and Letters of Credit) in its Percentage of all such Advances (and Swing Line Advances and Letters of Credit) outstanding on the Second Amendment Effective Date.  To facilitate the foregoing, each Lender which as a result of the adjustments of Percentages evidenced by Schedule 1.2 hereto is to hold a greater principal amount of Advances of the Revolving Credit outstanding than such Lender had outstanding under the Revolving Credit immediately prior to the Second Amendment Effective Date, shall deliver to the Agent immediately available funds to cover such Advances (and the Agent shall, to the extent of the funds so received, disburse funds to each Lender which, as a result of the adjustment of the Percentages, is to have a lesser principal amount of Advances outstanding than such Lender had prior to the Second Amendment Effective Date).

8.	This Second Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been satisfied (“Second Amendment Effective Date”):

(a)
Agent shall have received counterpart originals of this Second Amendment, in each case duly executed and delivered by Borrower, Agent and the requisite Lenders, in form reasonably satisfactory to Agent and Lenders, and of the Reaffirmation of Guaranty attached hereto as Attachment 1;

(b)
Agent shall have received certification from Borrower that it has taken all necessary actions to authorize this Second Amendment and the Loan Documents delivered herewith, supported by appropriate resolutions, that no consents or other authorizations of any third parties are required in connection therewith, and that either there have been no changes in the organizational documents previously delivered to Agent or that true and accurate copies of organizational documents are being provided to Agent with the certificate;

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(c)	Borrower shall have furnished to the Agent an opinion of its legal counsel concerning this Second Amendment in form and substance satisfactory to the Agent; and

(d)
Borrower shall have paid to Agent all fees, costs and expenses, if any, owed to Agent and Lenders and accrued to the Second Amendment Effective Date, in each case, as and to the extent required to be paid in accordance with the Loan Documents and the Fee Letter.

9.
Borrower hereby represents and warrants that, after giving effect to the amendments to the Credit Agreement  contained herein, (a) the execution and delivery of this Second Amendment are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Second Amendment, of any governmental body, agency or authority, and this Second Amendment and the Credit Agreement (as amended herein) will constitute the valid and binding obligations of Borrower enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the continuing representations and warranties set forth in Sections 6.1 through 6.22 inclusive, of the Credit Agreement are true and correct in all material respects on and as of the date hereof (other than any representation or warranty that expressly speaks only as of a certain date), and such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement, and (c) as of this Second Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

10.
Borrower and Lenders each hereby ratify and confirm their respective obligations under the Credit Agreement, as amended by this Second Amendment, and agree that the Credit Agreement hereby remains in full force and effect after giving effect to this Second Amendment and that, upon such effectiveness, all references in such Loan Documents to the “Credit Agreement” shall be references to the Credit Agreement as amended by this Second Amendment.

11.
Except as specifically set forth above, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement or any of the Notes issued thereunder, or to constitute a waiver by Lenders or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

12.
In case any one or more of the provisions of this Second Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such provision, in any other jurisdiction.

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13.	Unless otherwise defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meaning set forth in the Credit Agreement.

14.	This Second Amendment may be executed in counterpart in accordance with Section 13.9 of the Credit Agreement.

15.	This Second Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

(Signatures appear on next page)

Exhibit 4.14

IN WITNESS WHEREOF, Borrower, the Lenders and Agent have each caused this Second Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

COMERICA BANK, as Agent

By:	/s/ Dan M. Roman
Name:	Dan M. Roman
Title:	Senior Vice President

(Signatures continue on next pages)

Signature Page to Second Amendment

Exhibit 4.14

COMPUWARE CORPORATION

By:	/s/ Laura Fournier
Name:	Laura Fournier
Its:	Executive Vice President, CFO

Signature Page to Second Amendment

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COMERICA BANK, as Issuing Lender, as Swing Line Lender and as a Lender

By:	/s/ Dan M. Roman
Name:	Dan M. Roman
Title:	Senior Vice President

Signature Page to Second Amendment

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FIFTH THIRD BANK, as a Lender

By:	/s/ John Antonczak
Name:	John Antonczak
Its:	Vice President

Signature Page to Second Amendment

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BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Jack M. Frost
Name:	Jack M. Frost
Its:	Senior Vice President

Signature Page to Second Amendment

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COMPASS BANK, as a Lender

By:	/s/ Brandon Kelley
Name:	Brandon Kelley
Its:	Senior Vice President

Signature Page to Second Amendment

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THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Steven J. McCormack
Name:	Steven J. McCormack
Its:	Vice President

Signature Page to Second Amendment

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ROYAL BANK OF CANADA, as a Lender

By:	/s/ Kamran Kahn
Name:	Kamran Kahn
Its:	Authorized Signatory

Signature Page to Second Amendment

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PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Richard C. Hampson
Name:	Richard C. Hampson
Its:	Senior Vice President

Signature Page to Second Amendment

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas J. Kessel
Name:	Thomas J. Kessel
Its:	Senior Relationship Manager

Signature Page to Second Amendment

Exhibit 4.14

Attachment 1

Reaffirmation of Guaranty

The undersigned (“Guarantor”) hereby acknowledges that (a) the Guarantor executed that certain Guaranty dated as of November 1, 2007, and (b) Borrower, the Lenders and Agent have executed the foregoing second amendment dated as of the date hereof (the “Second Amendment”) to the Compuware Corporation Revolving Credit Agreement dated as of November 1, 2007 (as amended, restated or otherwise modified from time to time, including pursuant to the Second Amendment, the “Amended Credit Agreement”).  The Guarantor hereby ratifies and confirms its obligations under the Amended Credit Agreement and the Guaranty, and agrees that the Guaranty remains in full force and effect after giving effect to the effectiveness of the Second Amendment, subject to no setoff, defense or counterclaim, and that, upon such effectiveness, all references in such Amended Credit Agreement and the Guaranty to the “Credit Agreement” shall be references to the Amended Credit Agreement.  The Guarantor confirms that this Reaffirmation is not required by the terms of the Guaranty and need not be obtained in connection with any prior or future amendments or extensions of additional credit to Borrower. Capitalized terms not otherwise defined herein will have the meanings given them in the Amended Credit Agreement.  This acknowledgment shall be governed by and construed in accordance with the laws of, and be enforceable in, the State of Michigan.

Dated as of the 21st day of March, 2012.
COMPUWARE INTERNATIONAL I LLC

By:	Compuware Corporation, its Sole Member

By:	/s/ Laura Fournier
Name:	Laura Fournier
Its:	Executive Vice President, CFO

Exhibit 4.14

Attachment 2

Schedule 1.2

Percentages and Allocations

Lender	Revolving Credit Percentage	Revolving Credit Commitment Amount
Comerica Bank	26.665%	$79,995,000
Branch Banking and Trust Company	13.325%	$39,975,000
PNC Bank, National Association	13.325%	$39,975,000
Wells Fargo Bank, National Association	13.325%	$39,975,000
Compass Bank	8.340%	$25,020,000
Fifth Third Bank	8.340%	$25,020,000
The Huntington National Bank	8.340%	$25,020,000
Royal Bank of Canada	8.340%	$25,020,000
Totals	100%	$300,000,000